EXHIBIT 10.1

[PREMDOR LETTERHEAD]

January 12, 2001

Mr. Jaime Fernandez

Forestal Terranova S.A.

Alcantara 200

Piso 5

Casilla 10041

Santiago, Chile

Dear Jaime:

Pursuant to our Strategic Alliance Agreement, this letter will confirm our agreement as to the initial pricing for pine stile and rail doors, pine french doors and pine finger joint jambs and casing:

The initial pricing for pine stile and rail panel doors will be as follows:

	Size
	2’0”	2’4”	2’6”	2’8”	3’0”
pine stile and rail panel doors sold by Premdor to its retail distribution channel	$39.25	$43.00	$45.00	$47.75	$52.00

pine stile and rail panel doors sold by Premdor to its wholesale distribution channel	$43.61	$47.77	$50.00	$53.05	$57.77

pine french doors sold by Premdor to its retail distribution channel	$48.00	$51.00	$51.00	$52.50	$52.50

pine french doors sold by Premdor to its wholesale distribution channel	$51.74	$55.00	$55.00	$56.60	$56.60

The parties agree that the pricing for pine stile and rail panel and french doors will be renegotiated in the event that Premdor’s selling price to its customers for these Products changes.

The initial pricing for pine finger joint jambs and casing will be as follows:

pine finger joint split jambs	—	$4.95 per pair

casing (7 foot)	—	$0.76 per piece

Pricing for Products includes freight to Premdor’s facilities.

Based upon the above pricing:

1.	Premdor will purchase 100% of Terranova’s production of pine stile and rail panel and french doors, except for the number of such doors which Terranova requires for its South American customers and Terranova agrees to sell such production to Premdor. Premdor’s purchase commitment is contingent upon Terranova obtaining an FSC certification for pine stile and rail panel doors and french doors; and

2.	Premdor will purchase 100% of its pine finger joint split jambs and casing from Terranova and Terranova agrees to sell such volume of pine finger joint split jambs and casing to Premdor.

Please acknowledge your agreement by signing the enclosed copy of this letter.

Yours very truly

PREMDOR INC.

Harley Ulster

Executive Vice President

Agreed to this          day of January, 2001.

FORESTAL TERRANOVA S.A.

By:

[PREMDOR LETTERHEAD]

STRATEGIC ALLIANCE AGREEMENT

Among

PREMDOR INC.

And

FORESTAL TERRANOVA S.A.

Dated

December 1, 2000

WHEREAS Premdor Inc. (“Premdor”) is a leading manufacturer and merchandiser of a full line of doors, entry systems and related products;

WHEREAS Forestal Terranova S.A. (“Terranova”) is a leading forest management corporation and manufacturer of value added forest products;

WHEREAS Premdor has agreed to purchase from Terranova and Terranova has agreed to sell to Premdor certain forest products manufactured by Terranova in accordance with the terms contained in this Strategic Alliance Agreement (this “Agreement”);

WHEREAS Premdor and Terranova (each defined as a “Party” to this Agreement, collectively the “Parties”) agree to develop a new relationship between the companies formed in the spirit of cooperation, working together for the long term to develop new markets, new products, share technologies, and eliminate redundant costs on a worldwide basis in connection with the products covered by this Agreement;

NOW THEREFORE, in consideration of the mutual obligations and agreements and functions to be performed by the Parties, as herein described, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Term

1.1	This Agreement is made and entered into effective as of the 1st day of December, 2000, among Premdor, an Ontario company and Terranova, a Chilean corporation.

1.2	This Agreement has an initial term of five (5) years, automatically renewable on a year-to-year basis thereafter for an additional five (5) years, unless termination notice is given by either Party in accordance with this Agreement.

1.3	This Agreement can be terminated as follows:

(a)	By either Party with 180 days notice beginning December 31, 2001;

(b)	By either Party in case a breach of this Agreement is not cured in ninety (90) days, and if a breach cannot be cured within ninety (90) days, at such later date as the Parties mutually agree, provided the breaching party is diligent in its attempt to cure such breach;

(c)	By either Party with ninety (90) days’ notice where the other Party is in serious financial difficulty or is insolvent, or suffering unresolved hardship under Section 12; or

(d)	By either Party with ninety (90) days’ notice if the Parties cannot resolve continuation of this Agreement under force majeure as defined herein.

2.	Product

The products which are the subject of this Agreement are forest products now or hereafter manufactured by Terranova which can be used by Premdor in its door and entry system business and may also include other millwork products purchased by Premdor’s customer base such as moldings (the “Products”). The first family of products will be pine stile and rail panel and french doors and pine finger joint split jambs and casing.

3.	Geographic Scope

This Agreement applies globally except for South America.

4.	Development of a Close Functional Relationship

The Parties desire to develop a close commercial relationship to accomplish and achieve cost savings, enhanced distribution efficiencies, and new products including products which are environmentally certified. Accordingly, the Parties plan to develop and implement a number of activities designed to optimize such a relationship and the Parties’ respective businesses.

Following is a list of such activities:

4.1 Information Technology and Data Sharing

The Parties will together develop appropriate information technology to share data and other important information in connection with the Products designed to assist each Party in developing their respective business plans and operations.

4.2 Inventory and Logistics

Effective at the commencement of this Agreement, Premdor and Terranova will develop and implement inventory management programs, whose purpose will be to optimize the flow of Products to both Premdor and the end user to increase customer satisfaction and to reduce for both Parties their investment in the storage, handling, maintenance of inventory and insurance of such Products and to improve lead times. As part of this program, areas covered will include transportation, order processing, packaging, storage and scheduling, among others. As part of this program, Premdor will provide Terranova with periodic usage forecasts and other relevant information.

4.3 Plant Efficiencies and Cost Reductions

Effective at the commencement of this Agreement the Parties will work towards creating efficiencies and cost reductions in the manufacturing of Products including like, similar and compatible Products manufactured by both parties. By way of example, the Parties will look at the efficiencies and cost savings that could be obtained by narrowing and/or focusing the product lines manufactured at Terranova’s stile and rail door facility (“Andinos”) and Premdor’s two North American stile and rail door facilities (“Belhumeur” and “Cascades”).

4.4 Quality

Terranova and Premdor will continue to jointly establish or improve acceptable minimal Product manufacturing specifications with the objective of manufacturing and merchandising a uniform, consistent and high quality Products that the Parties can market as quality products to their respective customers throughout the world. Major changes in Product specifications, which are jointly agreed upon, may lead to changes in pricing.

4.5 New Products/New Investments

(a)	In cases where the Parties work together in order to maximize market potential on the development, introduction and marketing of new Products, such Products, if developed, will be offered to Premdor on an exclusive basis for a certain defined period of time. Products which are developed independently by Terranova will first be offered to Premdor on terms to be mutually agreed upon, through good faith negotiation and failing agreement, Terranova may market such products as it sees fit. In order to ensure smooth market introduction, the Parties will notify each other of their respective new products (after all steps to protect the technology have taken place). Such notification will be treated as highly sensitive and confidential in accordance with Section 18 herein and the Parties agree that such notification does not constitute, by implication or otherwise, a vesting of any title or interest or the grant of any license, immunity or other right with regard to the information contained within the notice.

During the term of this Agreement the Parties agree to discuss and explore the potential advantages of co-location and joint venture investments. In cases where the parties agree such co-location is desirable, the Parties will establish a joint venture, partnership or other combination with respect to such co-location.

4.6 Product Certification

Effective at the Commencement of this Agreement the Parties will work together on obtaining environmental certification, including without limitation Forest Stewardship Council certification, for existing and future Products certifying same to be sustainable and environmentally responsible products.

5.	Volume Commitment

5.1	Volume Commitment, including both the purchase and sale commitments will be subject to agreement by the Parties and will be reviewed by the Parties from time to time upon request by any Party.

5.2	Terranova agrees to use its commercially reasonable best efforts to increase its current pine stile and rail panel and french door production capacity from its current level of approximately 40,000 doors to approximately 80,000 doors by June 30, 2001. The Parties agree from time to time to consult with each other regarding any increase or decrease in production of such doors prior to the implementation of same.

6.	Price

6.1	Prices for Products will be subject to agreement by the Parties and will be reviewed by the Parties from time to time upon request by any Party.

7.	Payment

Premdor will pay Terranova for the Products by wire transfer on the 30th day of the month following Premdor’s purchase of the Products.

8.	Title and Risk

Title to and risk in the Products will pass to Premdor on receipt of the Products at its facilities.

9.	Quality

The Products will at all times be of a quality meeting agreed to specifications satisfactory to Premdor and fit for the intended purpose (the “Specifications”). If Terranova ships Products that do not meet the Specifications (hereinafter “Defective Products”) then Terranova, after inspection and verification, will be obliged to reimburse Premdor for the price of the Defective Products. Any additional costs over the price of the Defective Products will be negotiated on a case by case basis. Terranova will not be liable for any claim by Premdor for Defective Products caused by Premdor’s own negligence.

10.	Assignment

Neither Party may transfer or assign its rights or obligations under this Agreement, except as set forth in this Section, without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. If such consent is not received for a transfer or assignment, and the transfer or assignment takes place, the Party whose consent was required shall have the right within thirty (30) days after obtaining knowledge of the assignment to terminate this Agreement.

11.	Force Majeure

11.1	A Party will not be liable for any failure to perform the Agreement due to an event which is beyond its reasonable control, including, but not limited to, acts of God, fire, flood, war, government action, accident, labor trouble or shortage, inability to obtain raw material, equipment or transportation problems.

11.2.	The Party directly affected by a force majeure event will endeavor promptly to overcome it and to keep the other Party informed of its progress but it is not required to settle any labor dispute on terms which it considers to be unfavorable to it

12.	Hardship

The Parties will cooperate to ensure that this Agreement functions to their mutual benefit. If a Party suffers hardship under this Agreement, including, but not limited to, financial hardship, which hardship was not contemplated by that Party at the time this Agreement was entered into nor provided for in this Agreement, that Party may so notify the other Party and require the other Party to consult with it with a view to resolving the problem in the interests of the continued mutually beneficial operation of this Agreement. The Parties will make every reasonable effort to alleviate the hardship or resolve the problem within ninety (90) days after notification.

13.	Notice

Any notices required to be given under this Agreement shall be in writing and shall be delivered personally, by expedited service, by facsimile or by registered certified mail, return receipt requested, postage prepaid at the following addresses:

To PREMDOR:

        Premdor Inc.

        1600 Britannia Road East

        Mississauga, Ontario L4W 1J2

        ATTN: Philip Orsino, President

        With a copy to Harley Ulster

        Telephone:    (905) 670-6500

        Facsimile:    (905) 670-6520

To TERRANOVA:

        Terranova S.A. (Forestal) Alcantara 200

        Piso 5

        (Casilla 10041)

        Santiago, Chile

        ATTN: Jaime Fernandez

        Telephone:    011 56 2 3506000

        Facsimile:    011 56 2 3506001

14.	Governing Law/Arbitration

This Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada.

Any disputes or differences between the Parties hereto arising out of this Agreement or the transactions contemplated hereby which the Parties are unable to resolve themselves shall be submitted to and resolved by arbitration as herein provided. Such arbitration shall be conducted by the appointment of three arbitrators, as follows: Within ten (10) business days after any Party notifies the other Party of its intention to initiate the arbitration process each of the Parties shall designate one arbitrator. Within ten (10) business days after the appointment of the two arbitrators, the appointed arbitrators shall designate a third arbitrator mutually acceptable to them, who is not affiliated with any Party in interest to such arbitration and who has substantial professional experience with regard to corporate legal matters. If the two arbitrators chosen by Terranova and Premdor, fail to agree upon the third arbitrator within such ten (10) business day period, the third arbitrator shall be appointed, as soon as possible by a Judge of the Ontario Superior Court of Justice in the Judicial District of Toronto Region. The arbitrator so designed shall not be affiliated with any Party in interest to such arbitration.

The three arbitrators shall consider the dispute at issue at Toronto, at a mutually agreed upon time within thirty (30) days (or such longer period as may be acceptable to Terranova and Premdor) of the designation of the arbitrators. The arbitration proceeding shall be held in the English language in accordance with the provisions of the International Chamber of Commerce in effect on the date of the initial request by Terranova or Premdor, as the case may be, that gave rise to the dispute to be arbitrated. Notwithstanding the foregoing, Terranova and Premdor, agree that they will attempt, and they intend that they and the arbitrators should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrators within ninety (90) days from the date of selection of the arbitrators; provided, however, that the arbitrators shall be entitled to extend such 90 day period one or more times to the extent reasonably necessary for such arbitrators to make their decision. The arbitrators shall immediately deliver a decision with respect to the dispute to each of the Parties, who shall promptly act in accordance therewith. Each of Terranova and Premdor, agree that any decision of the arbitrators shall be final, conclusive and binding and no appeal shall lien therefrom. The Parties hereby irrevocably waive any appeal, claim or any other sort of remedy against the arbitrator’s resolution. It is specifically understood and agreed that any Party may enforce any award rendered pursuant to the arbitration provisions of this Section 14 by bringing suit in any court of competent jurisdiction.

All fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Party that prevails in any such arbitration commenced pursuant to this Section 14 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 14 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 14 may be assessed against the Party or Parties that do not prevail in such arbitration in such manner as the arbitrators or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributed to the arbitrators shall be allocated among the Parties to the arbitration in such manner as the arbitrators shall determine to be appropriate under the circumstances.

15.	Representations

Each of Premdor and Terranova represent and warrant to each other that it has full power and authority to execute, deliver and consummate this Agreement, and that no provision exists in any contract, document or instrument to which Terranova or Premdor is a party or would be bound that would be violated by the provisions of the Agreement.

16.	Independent Entities

The Parties hereto agree that each of Premdor and Terranova are independent entities and that Premdor and Terranova are not partners, affiliates or in any other way related entities, and that nothing herein shall construe the Parties as partners, affiliates or in any other way related entities.

17.	Miscellaneous

17.1	Where the time frame in which an action may or shall be taken expires on a day which is not a business day, the time frame shall be extended to the next day that is a business day.

17.2	The terms set out above constitute the entire Agreement between the Parties. The terms can only be varied or added to by a further agreement that has been reduced to writing and signed by the Parties. There are no understandings, agreements or representations, express or implied, not specified within this Agreement.

17.3	No waiver by either Party of any breach of this Agreement by the other Party will diminish or prejudice the rights of the non-breaching Party with respect to any other term of the Agreement. No delay or failure by either Party in exercising its rights with respect to any term of this Agreement will diminish or prejudice that Party’s rights under that term of this Agreement or with respect to any other terms of this Agreement. The failure of either party to insist in any one or more instances upon strict performance of any provision of this Agreement or to take advantage of any of its rights shall not operate as a continuing waiver of such rights.

17.4	All dollar amounts and pricing set forth in this Agreement are in U.S. currency.

17.5	If any provision of this Agreement is found to be unenforceable by a court of law, this Agreement shall remain in full force and effect provided that the effect of such court ruling does not result in the failure of the balance of this Agreement to represent the intentions of the Parties.

18.	Confidential Information

The Parties recognize that information will pass between them that is not in the public domain and that such information may be commercially sensitive. The Parties will not communicate such commercially sensitive information without the prior and express approval of the other Party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers thereunto duty authorized, as of the date first herein above written.

PREMDOR INC.

Witness:	By:
Harvey Ulster
Exec. Vice President & General Counsel

FORESTAL TERRANOVA S.A.

Witness:	By:
Jaime Fernandez